Exhibit 10.2

THE SECURITIES BEING OFFERED BY GAUCHO GROUP HOLDING, INC. HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR APPLICABLE STATE BLUE SKY OR SECURITIES LAWS AND ARE OFFERED UNDER AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH LAWS. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER CONTAINED IN THE SUBSCRIPTION AGREEMENT AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

OFFER TO PURCHASE CERTAIN OUTSTANDING SHARES OF COMMON STOCK

OF

GAUCHO GROUP, INC.

IN EXCHANGE FOR SHARES OF COMMON STOCK OF

GAUCHO GROUP HOLDINGS, INC.

The Offer and withdrawal rights will expire at 5:00 pm Eastern Time, on March 28, 2022, unless the Offer is extended.

Gaucho Group, Holdings, Inc., a Delaware corporation (the “Company”) and a current 79% shareholder of Gaucho Group, Inc., a Delaware corporation (“GGI”) is offering to purchase up to 5,266,509 shares of common stock of GGI (the “GGI Shares) in exchange for an aggregate of 1,042,875 shares of common stock of the Company (the “Company Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Share Exchange and Subscription Agreement (the “Subscription Agreement”) (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is not conditioned upon a minimum aggregate number of GGI Shares being tendered for exchange. This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

If you wish to tender your GGI Shares pursuant to the Offer, please send your completed, dated and signed Subscription Agreement and any accompanying documents to Gaucho Group Holdings, Inc., either by scanning and emailing it to mechevarria@gauchoholdings.com and smathis@gauchoholdings.com or by mailing it via U.S. mail to Gaucho Group Holdings, Inc., attention Scott Mathis, 112 NE 41st Street, Suite 106, Miami, Florida 33137 as soon as possible. We must receive your Notice no later than 5:00 pm Eastern time on March 28, 2022.

Terms of the Offer

1.	Offering Period. The offering period is from February 28, 2022, through 5:00 pm Eastern Time on March 28, 2022 (the “Expiration Date”).

2.	Aggregate Number of Shares to be Purchased. The Company is offering to purchase all 5,266,509 GGI Shares held by the minority stockholders of GGI.

3.	Share Exchange Ratio. Each one GGI Share tendered pursuant to this Offer will be exchanged for 0.198 shares of common stock of Gaucho Group Holdings, Inc., to be issued promptly after the Expiration Date.

4.	Exempt Offering. The Company Shares issued in exchange for the GGI Shares will be issued pursuant to a private placement of securities under Sections 4(a)(2) and/or 4(a)(5) of the Securities Act of 1933, as amended (the “1933 Act”) and/or Rule 506(b) of the 1933 Act. As such, the GGI Shares will be restricted securities. These securities cannot be sold, transferred, assigned, or otherwise disposed of except in compliance with the restrictions on transfer contained in the Subscription Agreement and applicable federal and state securities laws.

5.	Conditions of the Offer. The Offer is not conditioned upon a minimum aggregate number of GGI Shares being tendered for exchange.

6.	Reason for Offering. The Company currently owns 20,000,000 GGI Shares, representing approximately 79% of the GGI Shares, and the Company management believes it to be in the best interests of the Company to purchase the remaining 21% of the GGI Shares in order to eliminate the administrative time and cost of reporting a minority interest, and because approximately 95% of the GGI stockholders are also stockholders of the Company.

7.	Interested Transaction. The Company’s CEO, Scott Mathis, is CEO, Chairman of the Board, and a stockholder of GGI. Additionally, the Company’s current CFO, Maria Echevarria, is CFO of GGI; the Company’s current directors, Peter Lawrence and Steven Moel, are directors of GGI; and the Company’s current directors, Reuben Cannon and Marc Dumont, own nominal interests in GGI. All directors of GGI are directors of the Company. As a result of the foregoing, the Offering is considered a related party transaction.

8.	Decision to Tender. Each GGI stockholder may elect to tender all or some of his, her, or its GGI Shares for exchange. If the GGI stockholder does not elect to tender his, her, or its GGI Shares for exchange, the GGI stockholder will remain a stockholder of GGI. If you are considering tendering your shares through this offer, please consult with your tax advisor to ensure you understand the tax consequences associated with your individual circumstances.

9.	Manner of Acceptance. To indicate that you wish to tender your shares for exchange, please send us the Acceptance of Offer and Subscription Agreement included in this packet either by scanning and emailing it to mechevarria@gauchoholdings.com and smathis@gauchoholdings.com or by U.S. mail to Gaucho Group Holdings, Inc., attention Scott Mathis, 112 NE 41st Street, Suite 106, Miami, Florida 33137 as soon as possible. We must receive your Notice no later than 5:00 pm Eastern time on March 28, 2022.

10.	Withdrawal Rights. Stockholders who tender their shares for exchange in the tender offer may withdraw their tender as long as it is received by GGH no later than 5:00 pm Eastern time on March 28, 2022. If you wish to withdraw the tender of your shares, please send us written notice either by email to mechevarria@gauchoholdings.com and smathis@gauchoholdings.com or by U.S. mail to Gaucho Group Holdings, Inc., attention Scott Mathis, 112 NE 41st Street, Suite 106, Miami, Florida 33137.

11.	Extension of Offer. The Company may, in its sole discretion, extend the Offer at any time or from time to time. If the Company decides to extend the Offer, the Company will notify you no later than 9:00 a.m. Eastern Time, on the next business day after the date the Offer was scheduled to expire.

12.	Effecting the Exchange. Subject to the terms and conditions set forth in the Subscription Agreement, the Company will promptly after the Expiration Date issue the Company Shares to the tendering GGI stockholders by delivering transfer instructions to our transfer agent.

13.	Additional Considerations. GGI stockholders are encouraged to carefully review the Subscription Agreement and all documents referred to therein when making the decisions to participate in the Offer. The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters. The Company’s filings with the SEC are available to the public from the SEC’s website, http://www.sec.gov and at the Company’s website, http://www.gauchoholdings.com.

If you have any questions about this Offer, please contact Scott L. Mathis, Chief Executive Officer of the Company, at 212-739-7650, or by email to smathis@gauchoholdings.com.

GAUCHO GROUP HOLDINGS, INC.

By:	/s/Scott L. Mathis
Scott L. Mathis, President and CEO